Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of IGI Laboratories, Inc. and Subsidiaries on Form S3 (Nos. 333-27173, 333-47006, 333-61716, 333-163524, 333-171446, 333-173615, 333-173148 and 333-187221) and Form S8 (Nos. 33-58479, 333-28183, 333-53212, 33-65249, 333-52312, 333-65553, 333-67565, 333-79333, 333-79341, 333-106342, 333-160865 and 333-167387) of our report dated March 28, 2013, on our audits of the consolidated financial statements as of December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012, which report is included in this Annual Report on Form 10-K.

/s/ EISNERAMPER LLP

Edison, New Jersey

March 28, 2013